UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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Sonic Corp.

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On December 3, 2009, Sonic Corp. (the “Company”) filed and distributed its definitive proxy statement for the annual meeting of stockholders of the Company to be held on January 14, 2010 (the “Proxy Statement”). In our Proxy Statement, we included Proposal No. 2 in which we asked our stockholders to approve amendments to certain of our existing equity plans (the “Plans”) to allow for a one-time stock option exchange program (the “Exchange Program”) for employees other than our named executive officers and members of our Board of Directors.

The Company is making a revision to the Exchange Program as outlined below based upon feedback from a proxy advisory firm. The other details of the Exchange Program shall remain as described in the Proxy Statement. The Exchange Program remains within the parameters recommended by the Compensation Committee and approved by the Board. Unless defined in this filing, the defined terms have the meanings assigned to them in the Proxy Statement.

PROPOSAL NO. 2 – APPROVAL OF AMENDMENTS TO EXISTING EQUITY PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND NAMED EXECUTIVE OFFICERS

In considering the approval of the Exchange Program for our employees under Proposal No. 2, we ask our stockholders to please note the following:

Description of Exchange Program

Eligible Options. The Proxy Statement indicated that to be eligible for exchange under the Exchange Program, an underwater option, as of the date specified by the terms of the offer to exchange, must not have a per share exercise price at or below the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market, though the Compensation Committee had the discretion to set the exchange price higher than this trailing 52-week high. The use of this threshold was designed to ensure that only outstanding options that are substantially underwater are eligible to participate in the Exchange Program. Additionally, no stock options granted within the 12-month period prior to the commencement of the Exchange Program would be eligible to participate in the Exchange Program. We also explained that options that have a remaining term of less than 12 months immediately following the completion of the options exchange (based on their original grant date) will not be eligible for the Exchange Program.

The Proxy Statement noted that, as of October 30, 2009, approximately 88% of our outstanding stock options were underwater.  We also explained that the weighted average exercise price of these underwater options was $16.92, as compared to a $9.35 closing price of our common stock on October 30, 2009.   As of October 30, 2009, the 52-week high trading price was $12.86.

We are now amending the Exchange Program to specify that only stock options with an exercise price equal to or greater than the higher of (a) $15.00 and (b) the 52-week high trading price of the shares of our common stock will be eligible to participate in the Exchange Program. The Compensation Committee will still have the ability to set the exercise price higher than these minimum levels.  No other changes have been made to the Exchange Program.

Amendments to the Plans

In order to permit us to implement the Exchange Program in compliance with the terms of the Plans and applicable NASDAQ listing rules, our Board, upon recommendation by the Compensation Committee, authorized the Exchange Program, including amendments to each of the Plans, subject to stockholder approval of this proposal. We are seeking stockholder approval to amend each of the Plans to provide for the Exchange Program. The amendments to the Plans as referenced in the Proxy Statement have not been revised.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S EXISTING PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND NAMED EXECUTIVE OFFICERS.